EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces First Quarter 2012 Financial Results

PLANO, Texas – April 26, 2012 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its first quarter ended March 31, 2012.

Revenues for the first quarter of 2012 were $4.0 million, a decrease of $2.7 million when compared to revenues from the first quarter of 2011 of $6.7 million.  On a sequential basis, revenues increased approximately 11% from $3.6 million in the fourth quarter of 2011.  Revenues in the quarter were primarily derived from telecommunications and enterprise product revenues, which decreased to $3.2 million in the first quarter of 2012 compared to $6.3 million for the first quarter of 2011.  Services revenues increased approximately 114% to $781,000 for the first quarter of 2012 compared to $365,000 for the first quarter of 2011.  Gross margin was 46% for the first quarter of 2012 compared to 49% for the first quarter of 2011.  The decrease in gross margin percentage was primarily due to decreased utilization of the company’s manufacturing facility partially offset by a shift in product mix toward higher margin products and services.   The company reported a net loss of $929,000, or ($0.13) per share in the first quarter of 2012 compared to a net income of $231,000, or $0.03 per fully diluted share in the first quarter of 2011.  On March 31, 2012, the company’s working capital position was $13.7 million, including cash and marketable securities of $10.7 million.

 “Although we achieved 11% sequential revenue growth this quarter, these results provide additional support for our strategy that we have been emphasizing for more than two years, to build a more diversified company that is less dependent upon a single market and small group of customers for our success,” said Gregory B. Kalush, CEO and President of Interphase.  “On April 18, 2012, we took a big step toward executing on this diversification strategy as we announced the debut of penveuTM, a disruptive interactive presentation device that radically evolves the industry by enhancing the functionality of installed projectors and large screen displays.  We believe that penveu will be a very strong new entrant into the market for interactive display technologies that includes the $1.8 billion interactive white board market. We plan to commence shipments of penveu in July.”

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation. The company delivers customers best in class solutions for connectivity, interworking, packet processing, electronic manufacturing services, and electronic engineering design services and is known in the industry as a premier provider of LTE and WiMAX solutions.  Interphase recently expanded its business to include desktop virtualization and embedded computer vision technology solutions, targeted at the enterprise and education technology markets, with the introduction of the clouDevice™ and penveu™ product lines. Clients for the company’s communications networking products include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung. The company, founded in 1974, is headquartered in Plano, Texas, with manufacturing facilities in Carrollton, Texas, and sales offices throughout the Americas and Europe. For more information, please visit our website at www.iphase.com.

About penveu™

penveu™ is an Interphase (NASDAQ: INPH) product, offering an incredibly disruptive handheld device that radically evolves the industry by enhancing the functionality of installed projectors and large screen displays, making any flat surface – from pull-down screens to HDTVs –an interactive display system. It’s an affordable solution that brings rocket science to the education and enterprise markets in a sleek, pinpoint-accurate device that is so portable it fits in a pocket. For more information, please visit our website at www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in the Company’s filings and reports with the Securities and Exchange Commission.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation.  All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation
Condensed Consolidated Statements of Comprehensive Income
(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2012	2011
Revenues	$4,014	$6,688
Gross margin	1,849	3,252
Research and development	932	1,032
Sales and marketing	914	1,004
General and administrative	940	985
Total operating expenses	2,786	3,021
(Loss) income from operations	(937)	231
(Loss) income before income tax	(933)	239
Net (loss) income	(929)	231
Net (loss) income per diluted share	$(0.13)	$0.03
Weighted average common and dilutive shares	6,914	6,911

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar. 31, 2012	Dec. 31, 2011
Cash and marketable securities	$10,732	$11,825
Accounts receivable, net	3,352	2,998
Inventories	1,872	1,556
Net property, plant and equipment	393	369
Total assets	17,459	17,818
Total liabilities	6,394	6,476
Total shareholders' equity	$11,065	$11,342

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